Exhibit 99.16

POWER OF ATTORNEY

We, the undersigned Trustees and officer of RS VARIABLE PRODUCTS TRUST (the “Trust”), hereby severally constitute and appoint Terry R. Otton and Benjamin L. Douglas, and each of them singly, our true and lawful attorneys, with full power to them and each of them, to sign for us, and in our name and in the capacities indicated below, the Registration Statement on Form N-14 relating to the proposed reorganization of RS Large Cap Value VIP Series into RS Large Cap Alpha VIP Series, each a series of the Trust, and any and all amendments (including pre-effective and post-effective amendments) to said Registration Statements, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, with the securities commissioner of any state, or with other regulatory authorities, granting unto them, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratify and confirm all that said attorneys or any of them may lawfully do or cause to be done by virtue thereof.

WITNESS my hand on the date set forth below.

Signature	Title	Date

/s/ James E. Klescewski James E. Klescewski	Treasurer and Principal Financial and Accounting Officer	September 11, 2009

/s/ Judson Bergman Judson Bergman	Trustee	September 11, 2009

/s/ Kenneth R. Fitzsimmons, Jr. Kenneth R. Fitzsimmons, Jr.	Trustee	September 11, 2009

/s/ Anne M. Goggin Anne M. Goggin	Trustee	September 11, 2009

/s/ Dennis J. Manning Dennis J. Manning	Trustee	September 11, 2009

/s/ Christopher C. Melvin Christopher C. Melvin	Trustee	September 11, 2009

/s/ Gloria S. Nelund Gloria S. Nelund	Trustee	September 11, 2009

/s/ John P. Rohal John P. Rohal	Trustee	September 11, 2009